UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2013

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 326-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On July 25, 2013, First Community Bancshares, Inc. (the “Company”) announced by press release its earnings for the second quarter of 2013. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.01	Regulation FD Disclosure.

On July 26, 2013, the Company held a public conference call to discuss its financial results for the quarter ended June 30, 2013. The conference call was previously announced in the earnings release dated July 25, 2013. The following are the prepared remarks.

John M. Mendez – Chief Executive Officer

I think that I speak for a number of people when I say that we are feeling better about the economy and what we are seeing in our markets. Certainly we have a long way to go before we see attractive levels of economic growth and acceptable employment numbers, but we are beginning to see a return of loan demand driven by expansion and construction in several markets. This is a very positive sign for us, as it follows an extended period of slow demand and slight loan shrinkage in the legacy portfolio. In the second quarter, we saw loan growth in our non-covered portfolio which exceeded the customary decline in the Waccamaw covered portfolio.

We also feel that we are beginning to see some traction from some of the additions to our commercial team, as we see increased levels of commercial and business loan submissions. This pick up was first seen in April when we experienced a marked increase in submissions in the small business and commercial departments, along with brisk volume in the retail area.

We are pleased to announce a new product launch in the second quarter. We have formed a new Credit Card Division for the issuance of five new Visa card offerings including, personal, business, and p-cards. This will be another channel for high-yield unsecured credit and, more importantly, should augment our interchange revenues. We are off to a good start on the card products and look forward to growth in this channel.

In terms of earnings for the quarter, we realized a 33% increase in GAAP net income over the second quarter of 2012. Those earnings are in spite of a larger credit provision of $3.2 million; just about double that of the preceding quarter. That provision was driven, in part, by a larger charge-off which was singular in nature, on a larger commercial real estate loan, versus a broader portfolio activity.

Obviously, the larger quarterly provision impacted core earnings and offset the pickup that we would have otherwise seen from the reduction in merger charges which we incurred in the second quarter of 2012.

David D. Brown – Chief Financial Officer

Common net income for the second quarter of 2013 was $5.2 million, or $0.25 per diluted share. Core earnings for the quarter were $5.4 million. Core ROA and ROE for the quarter were 0.80% and 6.19%, respectively. Net non-core items of $105 thousand were basically securities gains.

Stated margin for the quarter was 4.07%. It continues to be positively impacted by accretion, though by not as much as last quarter. We recognized approximately $3.8 million in accretion. $1.7 million of the $3.8 million of accretion recognized this quarter was actually interest received on the PCI loans, so margin was affected positively by a net $2.1 million. That makes core net interest margin approximately 3.71% for the quarter, down from 3.81% for the first quarter.

We made a $3.2 million provision for loan losses during the second quarter and other real estate costs and net losses amounted to $170 thousand. Total credit costs of $3.4 million, were up from last quarter and last second quarter.

Wealth revenues increased $125 thousand on a linked-quarter basis on better advisory and trust revenues. Linked-quarter, deposit account service charges were up $147 thousand. Other service charges and fees were even with first quarter. Insurance revenues were down 21% linked-quarter due to the seasonal collection of contingent commission and profit sharing from the carriers in the first quarter. Compared to last second quarter, premium commissions are largely in line.

As with first quarter we continued recognizing negative accretion on the indemnification asset. Second quarter’s total negative accretion amounted to $1.7 million, which was a little higher than last quarter.

Other operating income was down from last quarter, but recall that last quarter’s result of $1.8 million included a few extraordinary items. Second quarter totaled $1.0 million and was relatively in line with what we expected for a normal quarter. However, there are a few moving items within that number. Compared to last quarter, we incurred a fair value adjustment related to secondary market production and loans held for sale of $435 thousand which was mostly offset by a few positive variances to our expectations.

In the area of non-interest expense, second quarter efficiency remained respectable at 60.6%. Total salaries and benefits were $10.0 million, a small decrease from last quarter.

The other operating expense line was $4.8 million for the quarter, a 13% decline from last quarter. The bulk of that difference was driven by lower REO and collection costs.

Period-end total assets shrank $70 million, or 2.6%, since March 31, 2013. The CD portfolio declined $31 million, or 3.8%, since last quarter-end. The no- and low-interest demand categories decreased a net $29 million since last quarter, which is the back side of the seasonal phenomenon of customers receiving then spending their income tax refunds.

At June 30, 2013, tangible book value per share was $11.53, a 2.5% decrease from March 31, 2013. The driver in the decrease was the interest rate move we saw in the last half of June. That created an after-tax OCI swing of $9.1 million, or 43 cents, in the securities portfolio.

TCE is 9.0% at June 30, 2013, and on an as-converted basis, TCE is 9.6%. We had $1.5 million of preferred stock convert at the end of the quarter. We also bought back almost 62 thousand shares at an average price of $15.34. I anticipate we will be back in the market during the third quarter, as well.

Gary R. Mills – Chief Credit Officer

The total loan portfolio grew in excess of $2 million during the quarter to $1.69 billion at June 30, 2013. This doesn’t necessarily tell the entire story, however, because new loan applications and loan generation was actually quite good in the loan portfolio not covered under loss share agreements. The loan growth was fairly broad-based across portfolio loan segments, with C&I, commercial real estate (both owner occupied and non-owner occupied), and residential 1-4 family experiencing the most significant growth, while the multi-family segment declined during the quarter. Geographically, loan origination was widely spread across the footprint, with the Carolinas Region and the Eastern Virginia Region contributing most significantly. Offsetting the loan portfolio growth within the non-covered portfolio was an approximate $11 million decline in the covered portfolio as a result of the Company’s continued successful problem asset resolution efforts. Monthly retail loan applications continue to run at a very robust rate, with the 1,387 loan applications submitted in June representing an all-time high for FCB. The Company’s residential 1-4 family pipeline is approximately $50 million, 37% of which is purchase money transactions.

Net charge-offs for the quarter totaled $4.9 million representing an increase over the $2.0 million recorded in the first quarter of 2013 and the $1.2 million recorded in the second quarter of 2012. Materially impacting net charge-offs during the quarter was a $2.1 million charge-off associated with a loan relationship in the Land, Land Development, Commercial Construction segment. You may recall my referencing of this loan relationship in the first quarter earnings call. The Company had downgraded this relationship to non-accrual during the first quarter and established a $1.8 million specific reserve for the relationship. The charge-off recorded in the second quarter utilized the entire specific reserve. Year-to-date net charge-offs total approximately $7 million; of this the previously mentioned loan relationship and one other loan relationship account for $3.1 million of the total. Excluding these two relationships, net charge-offs would have been $4 million year-to-date, or 0.47% annualized.

Provision for the quarter totaled $3.2 million, resulting in an allowance for loan losses of $23.1 million, or 1.53% of total non-covered loans, as of quarter-end. Total non-covered, non-performing assets measured $34.1 million, or 1.39%, at quarter-end as compared to $36.1 million, or 1.43% and $33.4 million, or 1.30%, as of March 31, 2013 and June 30, 2012, respectively.

Item 9.01	Financial Statements and Exhibits

(d)   The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Earnings press release dated July 25, 2013

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	July 26, 2013	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer